Exhibit 10.42

ONE PARAGON CENTRE

LEASE AGREEMENT

BY AND BETWEEN

PARAGON CENTRE HOLDINGS, LLC, AS LANDLORD AND

TEXAS ROADHOUSE HOLDINGS LLC, AS TENANT

December 11, 2012

LEASE AGREEMENT

TABLE OF CONTENTS

ARTICLE I.	Basic Lease Provisions

ARTICLE 11.		ARTICLE X.

Section 2.1	Premises	Section 10.1	Subordination
Section 2.2	Term	Section 10.2	Estoppel Certificate or Three Party Agreement
Section 2.3	Use	Section 10.3	Notices

ARTICLE III.		ARTICLE XI.

Section 3.1	Rental Payments	Section 11.1	Right to Relocate Tenant
Section 3.2	Additional Rent	Section 11.2	Rights and Remedies Cumulative
Section 3.3	Security Deposit	Section 11.3	Legal Interpretation
		Section 11.4	Tenant’s Authority
ARTICLE IV.		Section 11.5	No Brokers
		Section 11.6	Consents by Landlord
Section 4.1	Services	Section 11.7	Joint and Several Liability
Section 4.2	Keys and Locks	Section 11.8	Independent Covenants
Section 4.3	Graphics and Building Directory	Section 11.9	Attorneys’ Fees and Other Expenses
		Section 11.10	Recording
ARTICLE V.		Section 11.11	Disclaimer; Waiver of Jury Trial
		Section 11.12	No Access to Roof
Section 5.1	Occupancy of Premises	Section 11.13	Parking
Section 5.2	Entry for Repairs and Inspection	Section 11.14	No Accord or Satisfaction
Section 5.3	Hazardous Materials	Section 11.15	Acceptance
		Section 11.16	Waiver of Counterclaim
ARTICLE VI.		Section 11.17	Time Is of the Essence
		Section 11.18	Counterparts
Section 6.1	Leasehold Improvements	Section 11.19	Execution and Delivery of Lease
Section 6.2	Repairs by Landlord
Section 6.3	Repairs by Tenant	EXHIBITS
Section 6.4	Liens
Section 6.5	Indemnification	Exhibit A ‑ Land
Exhibit B ‑ Floor Plan(s) of Premises
ARTICLE VII.		Exhibit C ‑ Special Stipulations
Exhibit D ‑ Work Letter Agreement
Section 7.1	Condemnation
Section 7.2	Force Majeure
Section 7.3	Fire or Other Casualty
Section 7.4	Insurance

ARTICLE VIII.

Section 8.1	Default by Tenant
Section 8.2	Landlord’s Remedies
Section 8.3	Waiver of Duty to Relet or Mitigate
Section 8.4	Reentry
Section 8.5	Rights of Landlord in Bankruptcy
Section 8.6	Waiver of Certain Rights

Section 8.7	NonWaiver
Section 8.8	Holding Over
Section 8.9	Abandonment of Personal Property

ARTICLE IX.
Section 9.1	Transfers
Section 9.2	Assignment by Landlord
Section 9.3	Limitation of Landlord’s Liability

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the ________ day of __________, 2012, by and between PARAGON CENTRE HOLDINGS, LLC, a Kentucky limited liability company (“Landlord”), whose address is 6060 Dutchmans Lane, Suite 110, Louisville, Kentucky 40205, and TEXAS ROADHOUSE HOLDINGS LLC, a Kentucky limited liability company (“Tenant”), whose address is 6040 Dutchmans Lane, Louisville, Kentucky 40205; Attn: Legal Department. Subject to all of the terms, provisions, covenants and conditions of this Lease, and in consideration of the mutual covenants, obligations and agreements contained in this Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE 1.

BASIC LEASE PROVISIONS

Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the premises described below, subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated. For purposes of this Lease, the following terms shall have the meanings ascribed to them below:

Base Year shall mean calendar year 2013.

Building shall mean the approximately  square foot structure situated upon the Land (hereinafter defined) commonly known as One Paragon Centre located at 6060 Dutchmans Lane, Louisville, Jefferson County, Kentucky 40205, as the same currently exists or as it may from time to time hereafter be expanded or modified.

Commencement Date shall mean January 1, 2013.

Expiration Date shall mean December 31, 2017.

Land shall mean that certain tract of land situated in Jefferson County, Kentucky, and more particularly described on Exhibit A attached hereto and hereby made a part hereof.

Lease Year shall mean each consecutive twelve (12) month period during the Term commencing with the Commencement Date.

Project shall mean the Building, together with the Land, and the parking area serving the Building, if any, all other improvements situated on the Land or directly benefiting the Building, and all additional facilities or improvements directly benefiting the Building that may be constructed in subsequent years.

ARTICLE II.

Section 2.1     Premises. The Premises demised by this Lease are deemed to be approximately 3,424  square feet of Rentable Area (as hereinafter defined) known or to be known as Suites 140 and 150, on Floor 1 of the Building, together with the nonexclusive use of the common areas of the Project (collectively, the “Premises”). The Premises are outlined on Exhibit B attached hereto and hereby made a part hereof. All square footage (the “Rentable Area”) utilized in this Lease has been, or will be as to future space, made by measuring the gross area within the inside surface of the outer glass of the exterior walls of the Premises, to the mid-point of any walls separating portions of the Premises from Common Areas and Services Areas, subject to the following: (a) Rentable Area shall not include any Service Area; (b) Rentable Area shall include a pro rata portion of the Common Areas in the Building, such proration based upon the ratio of the Rentable Area within the Premises to the total Rentable Area in the Building, both determined without regard to the Common Areas; and (c) Rentable Area shall include any columns and/or projection(s) which protrude into the Premises and/or the Common Areas. For purposes of the foregoing, “Service Areas” shall mean those areas of the Building within the outside walls used for elevator mechanical rooms, building stairs, fire towers, elevator shafts, flue, vents, stacks, pipe shafts and vertical ducts (but shall not include any such areas for the use of any particular tenant); and “Common Areas” shall mean those areas of the Building devoted to corridors, elevator foyers, atria, restrooms, mechanical rooms, janitorial closets, electrical and telephone closets, vending areas and other facilities provided for the common use or benefit of tenants generally and/or the public. For all other purposes of this Lease except the foregoing calculation of Rentable Area, the term “Common Areas” shall also mean all other areas and facilities, including lobbies, parking facilities, sidewalks, landscapings, driveways, restrooms and similar improvements, serving the Building and/or the Project. Unless otherwise specifically designated, all references to square footage or square feet in this Lease are to Rentable Area.

Section 2.2     Term. The Term of this Lease shall begin on the Commencement Date set forth above and shall expire on the Expiration Date unless extended or sooner terminated in accordance with the provisions of this Lease.

Section 2.3     Use. The Premises are to be used only for general office purposes and for no other business or purpose without the prior written consent of Landlord. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Building. In the event of a breach of this covenant, Tenant shall immediately cease the performance of such unlawful act or such act that is increasing or has increased the existing rate of insurance and shall pay to Landlord any and all increases in insurance premiums resulting from such breach. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Building. If any of Tenant’s office machines or equipment unreasonably disturb any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the noise or disturbance at its sole cost and expense. Tenant shall not without Landlord’s prior consent install any equipment, machine, device, tank or vessel which is subject to any federal, state or local permitting requirement. Tenant at its expense, shall comply with all laws, statutes, ordinances and governmental rules, regulations or requirements governing the installation, operation and removal of any such equipment, machine, device, tank or vessel. Tenant at its expense, shall comply with all laws, statutes, ordinances, governmental rules, regulations or requirements, and the provisions of any recorded documents now existing or hereafter in effect relating to its use, operation or occupancy of the Premises and shall observe such reasonable rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises or the Building and for the preservation of good order therein. The current rules and regulations for the Building are attached hereto as Exhibit E.

ARTICLE III.

Section 3.1      Rental Payments.

(a)        Base Rent. Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall pay the Base Rent described in this paragraph, which is due and payable each Lease Year during the Term hereof in twelve (12) equal installments on the first (1st) day of each calendar month during the Term, and Tenant shall make such installments to Landlord at Landlord’s address specified in this Lease (or such other address as may be designated by Landlord from time to time) monthly in advance. Base Rent during the Term shall be as follows:

Lease	Base Rent Per	Base Rent	Base Rent
Months	Rentable Square Foot	Annually	Monthly
1-7	N/A	N/A	$0.00
8	N/A	N/A	$1,736.00
9-12	$18.75	$64,200.00	$5,350.008
13-24	$19.31	$66,117.44	$5,509.79
25-36	$19.89	$68,103.36	$5,675.28
37-48	$20.49	$70,157.76	$5,846.48
49-60	$21.10	$72,246.40	$6,020.53

(b)        Rent Credit.  Intentionally deleted.

(c)        Partial Month. If the Commencement Date is other than the first (1st) day of a calendar month or if this Lease expires or terminates on a day other than the last day of a calendar month, then the installments of Base Rent for such month or months shall be prorated based upon multiplying the applicable Base Rent by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the number of days in such month.

(d)       Payment; Late Charge; Past Due Rate. The Base Rent, the Additional Rent (hereinafter defined), and any and all other payments which Tenant is obligated to make to Landlord under this Lease shall constitute and are sometimes hereinafter collectively referred to as “Rent.” Tenant shall pay all Rent and other sums of money as shall become due from and payable by Tenant to Landlord in lawful money of the United States of America at the times and in the manner provided in this Lease, without demand, deduction, abatement, setoff, counterclaim or prior notice. Tenant hereby acknowledges that late payment to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sum due from Tenant is not received on or before its due date, then Tenant shall pay to Landlord immediately upon Landlord’s demand therefor a late charge in an amount equal to five percent (5%) of such overdue amount plus any attorneys’ fees and costs incurred by Landlord by reason of Tenant’s failure to pay Rent and other charges when due hereunder. Additionally, all Rent under this Lease shall bear interest from the date due until paid at the lesser of twelve percent (12%) or the maximum nonusurious rate of interest then permitted by the applicable laws of the state in which the Building is located or the United States of America, whichever shall permit the higher nonusurious rate, such interest being in addition to and cumulative of any other rights and remedies which Landlord may have with regard to the failure of Tenant to make any such payments under this Lease.

Section 3.2     Additional Rent.

(a)Definitions:

(i)     “Base Operating Expenses” means Operating Expenses (hereinafter defined) for the Base Year.

(ii)“Operating Expenses” means all expenses, costs and disbursements of every kind and nature relating to or incurred or paid in connection with the ownership and operation of the Project, computed on an accrual basis in accordance with generally accepted accounting principles consistently applied, including but not limited to the following:

(A)     wages and salaries of all persons engaged in the operation, maintenance, security or access control of the Project, including all taxes, insurance and benefits relating thereto;

(B)      the cost of all supplies, tools, equipment and materials used in the operation and maintenance of the Project, including rental fees for the same, if such items are not purchased and amortized pursuant to this

Section 3.2 below;

(C)      the cost of all utilities for the Project, including but not limited to the cost of water and power, heating, lighting, air conditioning and ventilating (excluding those costs billed to specific tenants) of the Building and Project;

(D)      the cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to alarm service, security service, access control, landscaping, window cleaning, pest control, elevator maintenance and janitorial service;

(E)      the cost of repairs and general maintenance, excluding (y) repairs and general maintenance paid by proceeds of insurance, by Tenant or by other third parties, and (z) alterations attributable solely to tenants of the Building;

(F)     amortization (together with reasonable financing charges) of the cost of capital investment items which are installed for the purpose of reducing operating expenses, promoting safety, complying with governmental requirements or maintaining the quality of the Building;

(G)     the cost of all insurance relating to the Project, including, but not limited to, the cost of property insurance, casualty, rental loss and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith and the cost of deductibles paid on claims made by Landlord;

(H)     Landlord’s and/or Landlord’s managing agent’s reasonable accounting and audit costs and attorneys’ fees applicable to the Project, so long as such costs are related solely to Landlord’s accounting, auditing and attorneys’ services necessary for the operation of the Building and are not related to Landlord’s existence, either as a corporation, partnership, or other entity;

(I)       all property management fees for the Project not to exceed five percent (5%) of the gross revenues for the Project; and

(J)       all taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they are imposed by taxing districts or authorities currently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments, assessed against or attributable to the Project or its operation, excluding, however, federal and state taxes on income, death taxes, franchise taxes and any taxes imposed or measured on or by the income of Landlord from the operation of the Project or imposed in connection with any change of ownership of the Project together with the reasonable cost (including attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge, and all of Landlord’s administrative costs in relation to the foregoing (“Real Estate Taxes”) up to the amount by which taxes are reduced by said contract or negotiation; provided, however, that if at any time during the Term the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be changed and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the Real Estate Taxes to the extent that such substitute or additional tax would be payable if the Project were the only property of the Landlord subject to such tax.

(iii)    “Adjustment Period” means each calendar year occurring during the Term beginning with calendar year 2014, which shall be the first Adjustment Period.

(iv)     “Tenant’s Pro Rata Share” means the percentage calculated by dividing the rentable area of the Premises (numerator) by the rentable area of the Building (denominator), and expressing the fraction as a percentage.;

(b)     Gross-Up Adjustment. if the Building is less than fully occupied or if Building Standard Landlord Services are not provided to the entire Building during the Base Year or any Adjustment Period, then Operating Expenses for the Base Year or such Adjustment Period shall be “grossed up” by Landlord to that amount of Operating Expenses that, using reasonable projections, would normally be expected to be incurred during the Base Year or Adjustment Period if the Building was ninety-five percent (95%) occupied and receiving Building Standard Landlord Services during the Adjustment Period, as determined under generally accepted accounting principles consistently applied.

(c)     Payment by Tenant. If the Operating Expenses for any Adjustment Period

exceeds the Base Operating Expenses (any such excess being known collectively as the “Expense Increase”), then Tenant agrees to pay Landlord as additional rent (the “Additional Rent “) Tenant’s Pro Rata Share of the Expense Increase.

(d)     Manner of Payment.

(i)     Landlord may give Tenant notice of Landlord’s estimate of amounts payable under this Section 3.2 for each Adjustment Period based upon generally accepted accounting principles consistently applied. By the first day of each month during the Adjustment Period, Tenant shall pay Landlord one-twelfth (1/12th) of the estimated amount. If for any reason the estimate is not given before the Adjustment Period begins, Tenant shall continue to pay on the basis of the previous year’s estimate, if any, until the month after the new estimate is given.

(ii)     Within one hundred twenty (120) days after each Adjustment Period ends, or as soon thereafter as reasonably practical, Landlord shall give Tenant a statement (the “Statement”) showing the: (A) actual Operating Expenses for the Adjustment Period; (B) Base Operating Expenses; (C) the Expense Increase for the Adjustment Period; (D) the amount of Tenant’s Pro Rata Share of the Expense Increase; (E) the amount, if any, paid by Tenant during the Adjustment Period towards the Expense Increase; and (F) the amount Tenant owes towards the Expense Increase or the amount Landlord owes as a refund. Delay by Landlord in providing to Tenant any Statement shall not relieve Tenant from the obligation to pay any Expense Increase upon the rendering of such Statements.

(iii)      If the Statement shows that the actual amount Tenant owes for the Adjustment Period is less than any estimated Expense Increase paid by Tenant during the Adjustment Period, Landlord shall return the difference (the “Overpayment”). If the Statement shows that the actual amount Tenant owes is more than any estimated Expense Increase paid by Tenant during the Adjustment Period, Tenant shall pay the difference (the “Underpayment”). The Overpayment or Underpayment shall be paid within thirty (30) days after the Statement is delivered to Tenant.

(iv)       During any Adjustment Period in which this Lease is not in effect for a complete calendar year, unless it was ended due to Tenant’s default, Tenant’s obligation for Additional Rent for those Adjustment Periods shall be prorated by multiplying the Additional Rent for the Adjustment Period by a fraction expressed as a percentage, the numerator of which is the number of days of the Adjustment Period included in the Term and the denominator of which is 365.

(e)      Right to Audit. In the event that within ninety (90) days after Tenant’s receipt of the Statement for the prior calendar year, Tenant reasonably believes that certain of the Operating Expenses charged by Landlord include costs that are not properly included within the term “Operating Expenses” or that Landlord has erred in calculating same, Tenant shall have the right to audit Landlord’s books and records in accordance with this paragraph. Tenant shall exercise such audit right by providing Landlord with a written notice of Tenant’s exercise of such audit right within such 90‑day period and a statement enumerating reasonably detailed reasons for Tenant’s objections to the Statement issued by Landlord (the “Audit Notice”). Upon the receipt by Landlord of an Audit Notice, Landlord shall instruct its property manager at the Building to meet with a designated employee of Tenant (the “Tenant Representative”) to discuss the objections set forth in the Audit Notice. Landlord shall provide the Tenant Representative with reasonable access to Landlord’s books and records at the Building relating to Operating Expenses for the calendar year in question in order to attempt to resolve the issues raised by Tenant in the Audit Notice. If, within ninety (90) days after Landlord’s receipt of the Audit Notice, Landlord and Tenant are unable to resolve Tenant’s objections, then not later than thirty (30) days after the expiration of such 90‑day period, Tenant shall notify Landlord if Tenant wishes to employ an independent, reputable certified public accounting firm charging for its services on an hourly rate (and not a contingent fee) basis (“Acceptable Accountants”) to inspect and audit Landlord’s books and records for the Building relating to the objections raised in Tenant’s statement. Such audit shall be limited to a determination of whether or not Landlord calculated the Operating Expenses in accordance with the terms and conditions of this Lease and normal and customary accounting methods used by owners of similar buildings in the area for calculating Tenant’s Expense Increase. All costs and expenses of any such audit shall be paid by Tenant. Any audit performed pursuant to the terms of this section shall be conducted only by the Acceptable Accountants at the offices of Landlord’s property manager at the Building. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its audit right pursuant to this section only in strict accordance with the foregoing procedures no more often than once per calendar year and each such audit shall relate only to the calendar year most recently ended. In the event that Tenant fails to notify Landlord within the foregoing 90‑day period that Tenant objects to the Statement, then Tenant’s right to audit such year’s Statement shall be null and void.

Section 3.3      Security Deposit.   As security for its full and faithful performance of this Lease, Tenant shall pay Landlord a security deposit of                    N/A                                        Dollars ($                                  ) upon execution of this Lease (the “Security Deposit”). If Tenant defaults with respect to any covenant or condition of this Lease, including but not limited to the payment of Rent or any other payment due under this Lease, Landlord may apply all or any part of the Security Deposit to the payment of any sum in default or any other sum which Landlord may be required to or deem necessary to spend or incur by reason of Tenant’s default. In such event, Tenant shall, upon demand, deposit with Landlord the amount so applied to replenish the Security Deposit. Within thirty (30) days of the expiration or sooner termination of this Lease, Landlord will refund the Tenant the Security Deposit less any amounts necessary to cure any default of Tenant under this Lease.

ARTICLE IV.

Section 4.1     Services.

(a)          Services Provided. Landlord shall furnish to Tenant while Tenant is occupying the Premises:

(i)     Hot and cold domestic water in common use, restrooms and toilets in locations provided for general use and as reasonably deemed by Landlord to be in keeping with the Project standards.

(ii)     Heating and air conditioning in season from 7:00 a.m. to 6:00 p.m. on Monday through Friday and 8:00 a.m. to 2:00 p.m. on Saturday, excluding the hereinafter defined Holidays, subject to curtailment as required by governmental laws, rules or regulations, in such amounts as are considered by Landlord to be standard, but such service at times during weekdays other than the hours stated above, and on Saturdays, Sundays and Holidays, shall be furnished only upon request of Tenant, and for such service Tenant shall pay Landlord upon demand an amount equal to the rate Landlord ,at that time is charging for such service.

(iii)     Electric lighting service for all public areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(iv)     Janitor service on a five (5) day week basis in a manner considered by Landlord in its reasonable discretion to be standard as compared to other similarly situated multi‑tenant office buildings in the vicinity; provided, however, if Tenant’s floor coverings or other improvements require special care, Tenant shall pay the additional cleaning cost attributable thereto.  In the event that Tenant elects to provide its own janitorial services to the Premises or any specific Suite within the Premises, Landlord shall ensure that the Tenant’s Pro Rata Share of Operating Expenses is appropriately credited for the amounts not expended by Landlord.

(v)     Access control for the Project comparable as to coverage, control and responsiveness (but not necessarily as to means for accomplishing same) to other similarly situated multi-tenant office buildings in the vicinity; provided, however, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, any liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Premises, and Tenant hereby releases Landlord from all liability for such losses, damages or injury unless due to Landlord’s gross negligence, except to the extent covered by proceeds of Tenant’s insurance coverage, which Tenant shall maintain hereunder and proceed against first.

(vi)     Sufficient electrical capacity to operate (i) incandescent lights, typewriters, calculating machines, photocopying machines and other machines of similar low voltage electrical consumption (120/208 volts), provided that the total rated electrical design load for said lighting and machines of low electrical voltage shall not exceed two (2.00) watts per square foot of rentable area; and (ii) lighting and equipment of high voltage electrical consumption (277/480 volts), provided that the total rated electrical design load for said lighting and equipment of high electrical voltage shall not exceed two (2.00) watts per square foot of rentable area (each such rated electrical design load to be hereinafter referred to as the “Building Standard rated electrical design load”). Tenant shall be allocated Tenant’s pro rata share of the Building Standard circuits provided on the floor(s) Tenant occupies.

Should Tenant’s fully connected electrical design load exceed the Building Standard rated electrical design load for either low or high voltage electrical consumption, or if Tenant’s electrical design requires low voltage or high voltage circuits in excess of Tenant’s share of the Building Standard (as defined below) circuits, Landlord will (at Tenant’s expense) install one (1) additional high voltage panel and/or one (1) additional low voltage panel with associated transformer, space for which has been provided in the base building electrical closets based on a maximum of two (2) such additional panels per floor for all tenants on the floor (which additional panels and transformers shall be hereinafter referred to as the “Additional Electrical Equipment”). If the additional electrical equipment is installed because Tenant’s low or high voltage rated electrical design load exceeds the applicable Building Standard rated electrical design load, then a meter shall also be added (at Tenant’s expense) to measure the electricity used through the additional electrical equipment. For purposes herein “Building Standard” means the quantity and quality of materials, finishes, and workmanship from time to time specified as such by Landlord for the Building.

The design and installation of any additional electrical equipment (or related meter) required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All reasonable expenses incurred by Landlord in connection with the review and approval of any additional electrical equipment shall also be reimbursed to Landlord by Tenant. Tenant shall also pay within ten (10) days of Landlord’s demand therefor the actual metered cost of electricity consumed through the additional electrical equipment (if applicable), plus any reasonable accounting expenses incurred by Landlord in connection with the metering thereof.

If any of Tenant’s electrical equipment requires conditioned air in excess of Building Standard air conditioning, the same shall be installed by Landlord (on Tenant’s behalf), and Tenant shall pay all design, installation, metering and operating costs relating thereto.

If Tenant requires that certain areas within the Premises must operate in excess of the normal Building operating hours set forth above, the electrical service to such areas shall be separately circuited and metered such that Tenant shall be billed the costs associated with electricity consumed during hours other than Building operating hours.

(vii)     All fluorescent bulb and ballast replacement for Building Standard lighting in all areas and all incandescent bulb replacement in public areas, toilet and restroom areas and stairwells.

(viii)     Nonexclusive operatorless passenger elevator service to the Premises twenty-four (24) hours per day; provided, that Landlord may reasonably limit the number of elevators in operation on weekdays after normal business hours and on Saturdays, Sundays and Holidays.

(b)     Cessation of Services. To the extent the services described in Section 4.1(a) of this Lease require electricity, gas and water supplied by public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use its best efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish the services described in this Section 4.1 to any extent, or any cessation thereof, shall not render Landlord in default hereunder or liable in any respect for damages to either person or property, or be construed as an eviction of Tenant, or work an abatement of Rent, or relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of the equipment or machinery break down, cease to function properly for any cause, or be intentionally turned off for testing or maintenance purposes, Tenant shall have no claim for abatement or reduction of Rent or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use diligent efforts to repair said equipment or machinery and to restore said services.

Notwithstanding anything to the contrary contained in this Lease, if Tenant cannot reasonably use the Premises for Tenant’s intended business operations by reason of any interruption in services to be provided by Landlord (and Tenant does not in fact use the Premises) and such condition exists for five (5) business days, then Tenant’s Base Rent shall be equitably abated for that portion of the Premises that Tenant is unable to use for Tenant’s intended business operations until such service is restored to the Premises. Tenant shall not, however, be entitled to any abatement of Base Rent if the interruption or abatement in service or the failure by Landlord to furnish such service is the result of force majeure or is the result of an interruption or abatement in service of a public utility (each an “Unavoidable Interruption”). By way of example only, there shall be no abatement of Base Rent if Landlord is unable to furnish water or electricity to the Premises if no water or electricity is then being made available to the Building by the supplying utility company or municipality. At the time of the loss of service, Tenant must give written notice promptly to Landlord of the loss of service and its claim for abatement and Tenant only shall be entitled to abatement of Base Rent in proportion to the area rendered unusable. Landlord may prevent or stop abatement by providing substantially the same service in similar quality and quantity by temporary or alternative means until the cause of the loss of service can be corrected. Such abatement shall be Tenant’s sole remedy for loss of service; provided, however, that if such interruption of service to be provided by Landlord persists for sixty (60) consecutive days and such interruption is not the result of an Unavoidable Interruption, Tenant shall have the right to terminate this Lease. Such right shall be exercisable only within the ten (10) day period immediately following the expiration of such sixty (60) consecutive day period. Notwithstanding the foregoing, if any interruption in services renders all or substantially all of the Premises unusable for two hundred forty (240) or more consecutive days (and Tenant does not, in fact, use all or such portion of the Premises) then Tenant shall have the right to terminate this Lease. Such right shall be exercisable only within the ten (10) day period immediately following the expiration of such two hundred forty (240) consecutive day period. Tenant shall not be entitled to the rent abatement and termination rights set forth above if the service interruption is caused by the act of omission of Tenant, its agents, contractors or employees.

(c)     Holidays. The following dates shall collectively be known as “Holidays” and individually known as a “Holiday”: New Year’s Day; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; Friday following Thanksgiving Day; Christmas Day; and any other holiday recognized and taken by tenants occupying at least one-half (1/2) of the rentable area of office space of the Building. If in the case of any Holiday, a different day shall be observed than the respective day above described, then that day which constitutes the day observed by national banks in the city or proximate area in which the Building is located, on account of such Holiday, shall constitute the Holiday under this Lease.

Section 4.2     Keys and Locks. Landlord shall initially furnish Tenant with a reasonable number of keys for the standard corridor doors serving the Premises. Additional keys will be furnished by Landlord upon an order signed by Tenant and at Tenant’s expense. Notwithstanding the foregoing, Landlord and Tenant agree to cooperate with each other in the event that Tenant requires the use and installation of a corporate security card system. All such keys shall remain the property of Landlord. Without the prior written consent of Landlord, no additional locks shall be allowed on any door of the Premises, and Tenant shall not make or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination or expiration of this Lease or a termination of possession of the Premises by Tenant, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises.

Section 4.3     Graphics and Building Directory. Landlord shall provide and install, at Tenant’s expense, all letters or numerals at the entrance to the Premises, and a strip containing a listing of Tenant’s name on the Building directory board to be placed in the main lobby of the Building. All such letters and numerals shall be in Building Standard graphics. Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any directory or graphics. No signs, numerals, letters or other graphics shall be used or installed by Tenant on the exterior of, or which may be visible from outside, the Premises, unless approved in writing by Landlord.

ARTICLE V

Section 5.1     Occupancy of Premises.  Tenant shall throughout the Term of this Lease, at its own expense, maintain the Premises and all improvements thereon and keep them free from waste, damage or nuisance, and shall deliver up the Premises in a clean and sanitary condition at the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant in good repair and condition, reasonable wear and tear excepted. In the event Tenant should neglect to maintain and/or return the Premises in such manner, Landlord shall have the right, but not the obligation, to cause repairs or corrections to be made, and any reasonable costs therefor shall be payable by Tenant to Landlord within ten (10) days of demand therefor by Landlord. Upon the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant, Landlord shall have the right to reenter and resume possession of the Premises. No act or thing done by Landlord or any of Landlord’s agents (hereinafter defined) during the Term of the Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and executed by Landlord. Tenant shall notify Landlord at least fifteen (15) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises. If Tenant fails to give such notice or to arrange for such inspection, then Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repair and restoration of the Premises.

Section 5.2     Entry for Repairs and Inspection. Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times to inspect the same; to show the Premises to prospective tenants (within nine (9) months of the expiration of the Term of this Lease), or interested parties such as prospective lenders and purchasers; to exercise its rights under this Lease; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant’s obligations when Tenant has failed to do so within the time required under this Lease or within a reasonable time after written notice from Landlord, whichever is earlier; to post notices of nonresponsibility and similar notices and “For Sale” signs at any time and to place “For Lease” signs upon or adjacent to the Building or the Premises at any time within nine (9) months of the expiration of the Term of this Lease. Tenant shall permit Landlord and its agents to enter the Premises at any time in the event of an emergency.  When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure.

Section 5.3     Hazardous Materials.

(a)     As used in this Lease, the term “Hazardous Materials” shall mean and include any substance that is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively “Environmental Laws”) or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property.

(b)     Tenant agrees that during its use and occupancy of the Premises it will not permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant’s business and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

(c)     If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the property in which the Premises are located, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of (i) all Environmental Laws and (ii) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises or the property in which the Premises are located. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems reasonably necessary to protect the value of the Premises or the property in which the Premises are located. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant upon demand.

(d)     Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(e)     Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees, and in a condition, which complies with all Environmental Laws.

(f)     Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims, losses (including, without limitation, loss in value of the Premises or the property in which the Premises are located), liabilities and expenses (including reasonable attorney’s fees) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees or (ii) Tenant’s breach of any provision of this Section.

(g)     The provisions of this Section shall survive the expiration or earlier termination of this Lease but shall terminate three (3) years after any expiration or termination, except with respect to any specific claims, notice of which has been given in writing by either party to the other prior to the expiration of such three (3) year period.

(h)     Landlord hereby represents and warrants to Tenant that, to the best of its knowledge without any level or degree of inquiry, diligence or investigation, the Project is free from Hazardous Materials in violation of Environmental Laws, and Landlord has not received written notice of any violation of Environmental Laws pertaining to the Project.

ARTICLE VI

Section 6.1     Leasehold Improvements.

(a)     Acceptance of Premises.   Tenant has made a complete inspection of the Premises and shall accept the Premises and the Project in their “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” condition on the Commencement Date without recourse to Landlord.  Except as expressly provided in this Lease, Landlord shall have no obligation to furnish, equip or improve the Premises or the Project. The taking of possession of the Premises by Tenant shall be conclusive evidence against Tenant that (i) Tenant accepts the Premises and the Project as being suitable for its intended purpose and in a good and satisfactory condition, (ii) acknowledges that the Premises and the Project comply fully with Landlord’s covenants and obligations under this Lease and (iii) waives any defects in the Premises and its appurtenances and in all other parts of the Project.

(b)     Improvements and Alterations. Tenant shall not make or allow to be made (except as otherwise provided in this Lease) any improvements, alterations or physical additions (including fixtures) in or to the Premises or the Project, without first obtaining the written consent of Landlord, including Landlord’s written approval of Tenant’s contractor(s) and of the plans, working drawings and specifications relating thereto, which consent shall not be unreasonably withheld, conditioned or delayed, so long as such improvements, alterations or physical additions do not affect the Building’s structure or the mechanical, electrical or plumbing components of the Building. If Landlord does not respond in writing with reasonable specificity to Tenant’s request for approval of plans and specifications within ten (10) business days after submission of

Tenant’s plans, Landlord’s approval therefor shall be deemed granted. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any alterations, improvements, modifications or additions to the Premises or the Project shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or alterations, improvements, modifications or additions to which they relate, for any use, purpose or conditions, but such approval shall merely be the consent of Landlord as required hereunder. Any and all furnishing, equipping and improving of or other alteration and addition to the Premises shall be: (i) made at Tenant’s sole cost, risk and expense, and Tenant shall pay for Landlord’s actual out-of-pocket third-party costs incurred in connection with and as a result of such alterations or additions; (ii) performed in a prompt good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require; (iii) constructed substantially in accordance with all plans and specifications approved in writing by Landlord prior to the commencement of any such work; (iv) prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Building, the performance of Landlord’s obligations under this Lease or any mortgage or ground lease covering or affecting all or any part of the Building or the Land and any work being done by contractors engaged by Landlord with respect to or in connection with the Building; and (v) performed by contractors approved in writing by Landlord. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item. Tenant shall notify Landlord upon completion of such alterations, improvements, modifications or additions and Landlord shall inspect same for workmanship and compliance with the approved plans and specifications. Notwithstanding the foregoing, Tenant shall have the right to make or allow to be made any interior, non‑structural, non-MEP (mechanical, electrical, plumbing) alterations (decorative or cosmetic in nature) without the prior consent of Landlord so long as (i) such alterations do not cost in excess of $10,000.00; (ii) do not require any Building electrical, plumbing or other permit; (iii) Tenant notifies Landlord in writing of its intention to do such work at least ten (10) days prior to the initiation of such work; and (iv) Tenant provides to Landlord a list of the contractors and subcontractors who will require access to the Building. Tenant and its contractors shall comply with all reasonable requirements Landlord may impose on Tenant or its contractors with respect to such work (including but not limited to, insurance, indemnity and bonding requirements), and shall deliver to Landlord a complete copy of the “as-built” or final plans and specifications for all alterations or physical additions so made in or to the Premises within thirty (30) days of completing the work. Tenant shall not place safes, vaults, filing cabinets or systems, libraries or other heavy furniture or equipment within the Premises without Landlord’s prior written consent.

(c)     Title to Alterations. All alterations, physical additions, modifications or improvements in or to the Premises (including fixtures) shall, when made, become the property of Landlord and shall be surrendered to Landlord upon termination or expiration of this Lease or termination of Tenant’s right to occupy the Premises, whether by lapse of time or otherwise, without any payment, reimbursement or compensation therefor; provided, however, that Tenant shall retain title to and shall remove from the Premises movable equipment or furniture owned by Tenant and Tenant repairs any damage caused thereby and Tenant returns the Premises to their preexisting condition. Notwithstanding any of the foregoing to the contrary, Landlord may require Tenant to remove all alterations, additions or improvements to the Premises by written notice to Tenant at the time Landlord approves such alterations, additions or improvements that are other than Building Standard, including, without limitation, any cabling or other computer, satellite or telecommunications equipment or hardware, whether or not such alterations, additions, or improvements are located in the Premises upon the expiration or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises and restore the same to Building Standard condition, reasonable wear and tear excepted. The rights conferred to Landlord under this Section 6.1(c) shall be in addition to (and not in conflict with) any other rights conferred on Landlord by this Lease, in equity or at law.

(d)     Personal Property Taxes; Sales, Use and Excise Taxes. Tenant shall be responsible for and shall pay ad valorem taxes and other taxes, assessments or charges levied upon or applicable to Tenant’s personal property, the value of Tenant’s leasehold improvements in the Premises in excess of Building Standard (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the taxes assessed on the Project to give effect to this Section 6.1(d)) and all license fees and other fees or charges imposed on the business conducted by Tenant on the Premises before such taxes, assessments, charges or fees become delinquent. Tenant shall also pay to Landlord with all Rent due and owing under this Lease an amount equal to any sales, rental, excise and use taxes levied, imposed or assessed by the State or any political subdivision thereof or other taxing authority upon any amounts classified as rent.

Section 6.2     Repairs by Landlord. All repairs, alterations or additions that affect the Project’s structural components or major mechanical, electrical or plumbing systems shall be made by Landlord or its contractors only, and, in the case of any damage to such components or systems caused by Tenant or Tenant’s agents, shall be paid for by Tenant in an amount equal to Landlord’s costs plus ten percent (10%) as an overhead expense. Unless otherwise provided herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the leasehold improvements located in the Premises during the Term, except such repairs as Landlord deems necessary for normal maintenance operations of the Building.

Section 6.3      Repairs by Tenant.  Subject to Section. 6.2 of this Lease, Tenant shall be responsible, at its own cost and expense, for all repair or replacement of any damage to the leasehold improvements in the Premises, together with any damage to the Project or any part thereof caused by Tenant or any of Tenant’s agents. Except insofar as Landlord is expressly obligated under this Lease to maintain and repair the Building, in addition to the maintenance and repair obligations of Tenant otherwise expressly set forth in this Lease, Tenant is also obligated to perform, at Tenant’s own cost and expense and risk, all other maintenance and repairs necessary or appropriate to cause the Premises to be maintained in good condition and suitable for Tenant’s intended commercial purpose.

Section 6.4      Liens. Tenant shall keep the Premises and the Building free from any liens, including but not limited to liens filed against the Premises by any governmental agency, authority or organization, arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond within thirty (30) days after the earlier of imposition of the lien or written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises, which might result in any claim of lien, at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a notice of nonresponsibility or other notice deemed proper before commencement of any such work. Tenant’s notice of intent to perform work may be given contemporaneously with Tenant’s submittal of plans for Landlord’s approval. If Tenant fails to remove any lien within the prescribed thirty (30) day period, then Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amount, including attorneys’ fees and costs, shall be deemed Additional Rent. Tenant shall have no power to do any act or make any contract, which may create or be the foundation for any lien, mortgage or other encumbrance upon the reversion or other estate of Landlord, or of any interest of Landlord in the Premises.

Section 6.5     Indemnification. Tenant shall defend, indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders (“Landlord’s Related Parties”) from and against any and all liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of the use, occupancy, conduct, operation, or management of the Premises by, or the willful misconduct or negligence of, Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Building or Premises or arising from any breach or default under this Lease by Tenant, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Building or Premises. This indemnification shall survive termination or expiration of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the sole negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees, or invitees.

ARTICLE VII

Section 7.1     Condemnation.

(a)     Total Taking.  In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (individually, a “Taking”) of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the Term of this Lease or (iii) portions of the Building or Project required for reasonable access to, or reasonable use of, the Premises (individually, a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor (“Date of Taking”).

(b)     Partial Taking. In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the Term of this Lease (individually, a “Partial Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises; provided, however, in the event a Partial Taking substantially impairs Tenant’s ability to conduct its business within the Premises and/or Tenant’s parking rights under this Lease, or such Partial Taking occurs during the final twelve (12) months of the Term, Tenant at its option, may terminate this Lease upon prior written notice to Landlord delivered within twenty (20) days after the date of the Partial Taking.

(c)      Termination by Landlord. In the event of a Taking of the Building (other than the Premises) such that, in Landlord’s reasonable opinion, the Building cannot be restored in a manner that makes its continued operation practically or economically feasible, Landlord may terminate this Lease by giving notice to Tenant within ninety (90) days after the date notice of such Taking is received by Landlord.

(d)     Rent Adjustment.  If this Lease is terminated pursuant to this Section 7.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

(e)      Repair. If this Lease is not terminated as provided for in this Section 7.1, then Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to approximately the same condition that existed at the time Tenant entered into possession of the Premises, reasonable wear and tear excepted (and Landlord shall have no obligation to repair or restore Tenant’s improvements to the Premises or Tenant’s Property), except for the part taken, so as to render the Building or Project as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage.

(f)      Awards and Damages. Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding, Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, Tenant’s Property and any other award that would not reduce the award payable to Landlord.

Section 7.2     Force Majeure. Neither Landlord nor Tenant shall be required to perform any term, provision, agreement, condition or covenant in this Lease (other than the obligations of Tenant to pay Rent as provided herein) so long as such performance is delayed or prevented by “Force Majeure,” which shall mean acts of God, strikes, injunctions, lockouts, material or labor restrictions by any governmental authority, civil riots, floods, fire, theft, public enemy, insurrection, war, court order, requisition or order of governmental body or authority, and any other cause not reasonably within the control of Landlord or Tenant and which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome. Neither Landlord nor any mortgagee shall be liable or responsible to Tenant for any loss or damage to any property or person occasioned by any Force Majeure, or for any damage or inconvenience which may arise through repair or alteration of any part of the Project as a result of any Force Majeure.

Section 7.3     Fire or Other Casualty Damage. If any portion of the Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall immediately give notice thereof to Landlord. If any portion of the Premises or Project shall be destroyed or damaged by fire or any other casualty then, at the option of Landlord, Landlord may restore and repair the portion of the Premises or Project damaged and, if the Premises are rendered untenantable in whole or in part by reason of such casualty as determined by Landlord in its commercially reasonable judgment, Tenant shall be entitled to an equitable abatement of the Rent hereunder (subject to the limitation in Section 7.3(b) below) until such time as the damaged portion of the Premises (exclusive of any of Tenant’s Property or Tenant’s improvements) are repaired or restored by Landlord to The extent required hereby or Landlord may terminate this Lease whereupon all Rent accrued up to the time of such damage or destruction and any other sums due and owing shall be paid by Tenant to Landlord (less any sums then due and owing Tenant by Landlord) and any remaining sums due and owing by Landlord to Tenant shall be paid to Tenant.  In no event shall Landlord have any obligation to repair or restore any such destruction or damage.

(a)      Repair. Landlord shall give Tenant written notice of its decisions, estimates or elections under this Section 7.3 within thirty (30) days after Landlord receives a determination from its insurer of the insurance proceeds payable in connection with such damage or destruction; provided that if Landlord is unable to provide such notice to Tenant within sixty (60) days of the date of such damage or destruction for any reason, Landlord will keep Tenant apprised of the status of its evaluation of its options hereunder.  If Landlord has elected to repair and restore the Premises or other portion of the Project, this Lease shall continue in full force and effect, and the repairs will be made within a reasonable time thereafter (not to exceed one (1) year), subject to the provisions of Section 7.2 of this Lease. Should the repairs not be completed within that period, Tenant shall have the option of terminating this Lease by written letter of termination. If this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid Rent (unaccrued as of the date of damage or destruction) and any other sums due and owing by Landlord to Tenant (less any sums then due and owing Landlord by Tenant) and any remaining sums due and owing by Tenant to Landlord shall be paid to Landlord. If Landlord has elected to repair and reconstruct the Premises or other portion of the Project to the extent stated above, the Term will be extended for a time equal to the period from the occurrence of such damage to the completion of such repair and reconstruction. If Landlord elects to rebuild the Premises or other portion of the Project, Landlord shall be obligated to restore, or rebuild the Premises or other portion of the Project to substantially the same condition as existed at the time Tenant entered into possession of the Premises (except for any work paid for by Tenant), reasonable wear and tear excepted, and not be required to rebuild, repair or replace any part of Tenant’s Property or Tenant’s leasehold improvements. Notwithstanding anything contained in this Lease to the contrary, if Landlord shall elect to repair and restore the Premises or other portion of the Project pursuant to this Section 7.3, in no event shall Landlord be required to expend under this Article VII any amount in excess of the proceeds actually received from the insurance carried by Landlord pursuant to Section 7.4(a) of this Lease. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or destruction or the disregard of the repair thereof. Upon completion of Landlord’s repairs to and restoration of the Premises, Tenant shall resume the payment to Landlord of all Rent due and payable under this Lease.

(b)      Termination Rights of Tenant. Notwithstanding the foregoing, in the event that (i) during the final twelve (12) months of the Term, the Premises are so damaged by fire or other casualty or the Building is so damaged by such causes such that Tenant’s use of the Premises is materially impaired or (ii) if within two hundred forty (240) days after the date of the casualty (A) such damage cannot be repaired as reasonably determined by Landlord’s architect, or (B) if repairs are not commenced by Landlord, or (C) if undertaken by Landlord and not repaired within such period, then Tenant may terminate this Lease upon prior written notice to Landlord delivered within twenty (20) days after the expiration of such 240‑day period.

(c)      Negligence of Tenant.Notwithstanding the provisions of Section 7.3(a) of this Lease, if the Premises, the Project or any portion thereof, are damaged by fire or other casualty resulting from the fault or negligence, based on the determination of the fire marshal and insurer of the Building, of Tenant or any of Tenant’s agents, the Rent under this Lease will not be abated during the repair of that damage, and Tenant will be liable to Landlord for the cost and expense of the repair and restoration of the Premises, the Project or any part thereof, caused thereby to the extent that cost and expense is not covered by insurance proceeds (including without limitation the amount of any insurance deductible).

Section 7.4     Insurance.

(a)     Landlord shall maintain, or cause to be maintained, standard fire and extended coverage insurance on the Buildings and Building Standard tenant improvements (excluding leasehold improvements by Tenant in excess of Building Standard and Tenant’s Property) on a full replacement above foundation cost basis. The insurance required to be obtained by Landlord may be obtained by Landlord through blanket or master policies insuring other entities or properties owned or controlled by Landlord.

(b)     Tenant shall, at its sole cost and expense, procure and maintain during the Term of this Lease all such policies of insurance as Landlord may reasonably require, including without limitation commercial general liability insurance (including personal injury liability, premises/operation, property damage, independent contractors and broad form contractual coverage in support of the indemnifications of Landlord by Tenant under this Lease) in amounts of not less than a combined single limit of $1,000,000; comprehensive automobile liability insurance; business interruption insurance; contractual liability insurance; property insurance with respect to Tenant’s Property, and all leasehold improvements, alterations and additions in excess of Building Standard, to be written on an “all risk” basis for full replacement cost; worker’s compensation and employer’s liability insurance; and comprehensive catastrophe liability insurance; all maintained with companies, on forms and in such amounts as Landlord may, from time to time, reasonably require and endorsed to include Landlord as an additional insured, with the premiums fully paid on or before the due dates. The insurer must be licensed to do business in the state in which the Building is located. Tenant, and not Landlord, will be liable for any costs or damages in excess of the statutory limit for which Tenant would, in the absence of worker’s compensation, be liable. In the event that Tenant fails to take out or maintain any policy required by this Section 7.4 to be maintained by Tenant, such failure shall be a defense to any claim asserted by Tenant against Landlord by reason of any loss sustained by Tenant that would have been covered by such policy, notwithstanding that such loss may have been proximately caused solely or partially by the negligence or willful misconduct of Landlord or any of Landlord’s Related Parties. If Tenant does not procure insurance as required, Landlord may, upon advance written notice to Tenant, cause this insurance to be issued and Tenant shall pay to Landlord the premium for such insurance within ten (10) days of Landlord’s demand, plus interest at the past due rate provided for in Section 3.1(c) of this Lease until repaid by Tenant. All policies of insurance required to be maintained by Tenant shall specifically make reference to the indemnifications by Tenant in favor of Landlord under this Lease and shall provide that Landlord shall be given at least thirty (30) days prior written notice of any cancellation or nonrenewal of any such policy, A certificate evidencing each such policy shall be deposited with Landlord by Tenant on or before the Commencement Date, and a replacement certificate evidencing each subsequent policy shall be deposited with Landlord at least ten (10) days prior to the expiration of the preceding such policy. All insurance policies obtained by Tenant shall be written as primary policies (primary over any insurance carried by Landlord), not contributing with and not in excess of coverage, which Landlord may carry, if any.  The insurance required by this Lease, at the option of Tenant may be effected by blanket and/or umbrella policies issued to Tenant covering the Premises and other properties owned or leased by Tenant, provided that the policies otherwise comply with the provisions of this Lease and allocate to the Premises the specified coverage, without possibility of reduction or coinsurance by reason of, or damage to, any other premises named therein.

Section 7.5      Waiver of Subrogation Rights. Each party hereto waives all rights of recovery, claims, actions or causes of actions arising in any manner in its (the “Injured Party’s”) favor and against the other party for loss or damage to the Injured Party’s property located within or constituting a part or all of the Project, to the extent the loss or damage: (a) is covered by the Injured Party’s insurance; or (b) would have been covered by the insurance the Injured Party is required to carry under this Lease, whichever is greater, regardless of the cause or origin, including the sole, contributory, partial, joint, comparative or concurrent negligence of the other party. This waiver also applies to each party’s directors, officers, employees, shareholders, partners, representatives and agents. All insurance carried by either Landlord or Tenant covering the losses and damages described in this Section 7.5 shall provide for such waiver of rights of subrogation by the Injured Party’s insurance carrier to the maximum extent that the same is permitted under the laws and regulations governing the writing of insurance within the state in which the Building is located. Both parties hereto are obligated to obtain such a waiver and provide evidence to the other party of such waiver. The waiver set forth in this Section 7.5 shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease.

ARTICLE VIII

Section 8.1      Default by Tenant. The occurrence of any one or more of the following events shall constitute a default by Tenant under this Lease:

(a)     Tenant shall fail to pay to Landlord any Rent or any other monetary charge due from tenant hereunder on or before ten (10) days after written notice thereof from Landlord to Tenant provided that Landlord shall not be required to provide such notice more than twice during any twelve month period with respect to nonpayment of Rent, the third such nonpayment constituting a default without the requirement of notice;

(b)     Tenant breaches or fails to comply with any term, provision, condition or covenant of this Lease, other than as described in Section 8.1(a), or with any of the Building rules and regulations now or hereafter established to govern the operation of the Project;

(c)     A Transfer (hereinafter defined) shall occur, without the prior written approval of Landlord;

(d)     The interest of Tenant under this Lease shall be levied on under execution or other legal process;

(e)     Any petition in bankruptcy or other insolvency proceedings shall be filed by or against Tenant, or any petition shall be filed or other action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations or to reorganize or modify Tenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or of any property of Tenant, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Tenant and, within thirty (30) days hereafter, Tenant fails to secure a discharge thereof;

(f)     Tenant shall become insolvent, or Tenant shall make an assignment for the benefit of creditors, or Tenant shall make a transfer in fraud of creditors, or a receiver or trustee shall be appointed for Tenant or any of its properties;

(g)     Tenant shall abandon (as defined by applicable state law) the Premises or any substantial portion thereof; or

(h)     Tenant shall do or permit to be done anything which creates a lien upon the Premises or the Project, which is not released or secured as provided in Section 6.4.

Section 8.2      Landlord’s Remedies. Upon occurrence of any default by Tenant under this Lease and (i) if the event of default described in Section 8.1(a) is not cured within ten (10) days after written notice from Landlord of such default (provided, however, Landlord shall not be obligated to notify Tenant more than twice in any 12-month period; thereafter, Tenant shall immediately be in default upon Tenant’s failure to pay Rent as and when due); or (ii) the events described in Sections 8.1(b), (d), (f) and (g) are not cured within thirty (30) days after written notice from Landlord of such default (there being no notice and cure period for events of defaults described in Sections 8.1(c), (e), (g) and (h) except as otherwise set forth herein), the Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

(a)      Continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, Additional Rent and other charges when due.

(b)      Terminate this Lease, and Landlord may forthwith repossess the Premises and be entitled to recover as damages a sum of money equal to the total of (i) the cost of recovering the Premises, (ii) the cost of removing and storing Tenant’s or any other occupant’s property, (iii) the unpaid Rent and any other sums accrued hereunder at the date of termination, (iv) a sum equal to the amount, if any, by which the present value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Term, if the terms of this Lease had been fully complied with by Tenant, discounted at eight percent (8%) per annum exceeds the total fair market value of the Premises for the balance of the Term (it being the agreement of the parties hereto that Landlord shall receive the benefit of its bargain), (v) the cost of reletting the Premises including, without limitation, the cost of restoring the Premises to the condition necessary to rent the Premises at the prevailing market rental rate, normal wear and tear excepted, (vi) any increase in insurance premiums caused by the vacancy of the Premises, (vii) the amount of any unamortized improvements to the Premises paid for by Landlord, (viii) the cost of any increase in insurance premiums caused by the termination of possession of the Premises, (ix) the amount of any unamortized brokerage commission or other costs paid by Landlord in connection with the leasing of the Premises and (ix) any other sum of money or damages owed by Tenant to Landlord. In the event Landlord shall elect to terminate this Lease, Landlord shall at once have all the rights of reentry upon the Premises, without becoming liable for damages, or guilty of trespass.

(c)      Terminate Tenant’s right of occupancy of the Premises and reenter and repossess the Premises by entry, forcible entry or detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, without acceptance of surrender of possession of the Premises, and without becoming liable for damages or guilty of trespass, in which event Landlord may, but shall be under no obligation to, relet the Premises or any part thereof for the account of Tenant (nor shall Landlord be under any obligation to relet the Premises before Landlord relets or leases any other portion of the Project or any other property under the ownership or control of Landlord) for a period equal to or lesser or greater than the remainder of the Term of the Lease on whatever terms and conditions Landlord, at Landlord’s sole discretion, deems advisable. Tenant shall be liable for and shall pay to Landlord all Rent payable by Tenant under this Lease (plus interest at the past due rate provided in Section 3.1(c) of this Lease if in arrears) plus an amount equal to (i) the cost of recovering possession of the Premises, (ii) the cost of removing and storing any of Tenant’s or any other occupant’s property left on the Premises or the Project after reentry, (iii) the cost of decorations, repairs, changes, alterations and additions to the Premises and the Project, (iv) the cost of any attempted reletting or reletting and the collection of the rent accruing from such reletting, (v) the cost of any brokerage fees or commissions payable by Landlord in connection with any reletting or attempted reletting, (vi) any other costs incurred by Landlord in connection with any such reletting or attempted reletting, (vii) the cost of any increase in insurance premiums caused by the termination of possession of the Premises, (viii) the amount of any unamortized improvements to the Premises paid for by Landlord, (ix) the amount of any unamortized brokerage commissions or other costs paid by Landlord in connection with the leasing of the Premises and (x) any other sum of money or damages owed by Tenant to Landlord at law, in equity or hereunder, all reduced by any sums received by Landlord through any reletting of the Premises; provided, however, that in no event shall Tenant be entitled to any excess of any sums obtained by reletting over and above Rent provided in this Lease to be paid by Tenant to Landlord. For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be reasonably necessary. Landlord may file suit to recover any sums falling due under the terms of this Section 8.2(c) from time to time, and no delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord. No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default and/or exercise its rights under Section 8.3(b) of this Lease.

(d)      Enter upon the Premises and do whatever Tenant is obligated to do under the terms on this Lease; and Tenant agrees to reimburse Landlord within ten (10) days of Landlord’s demand for any reasonable expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease plus ten percent (10%) of such cost to cover overhead plus interest at the past due rate provided in this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action. No action taken by Landlord under this Section 8.2(d) shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations.

(e)        Without waiving such default, apply all or any part of the Security Deposit and/or Prepaid Rent, if any, to cure the default or to any damages suffered as a result of the default to the extent of the amount of damages suffered. Tenant shall reimburse Landlord for the amount of such depletion of the Security Deposit and/or any Prepaid Rent on demand.

(f)       Change all door locks and other security devices of Tenant at the Premises and/or the Project, and Landlord shall not be required to provide the new key to the Tenant except during Tenant’s regular business hours, and only upon the condition that Tenant has cured any and all defaults hereunder and in the case where Tenant owes Rent to the Landlord, reimbursed Landlord for all Rent and other sums due Landlord hereunder. Landlord, on terms and conditions satisfactory to Landlord in its sole discretion, may upon request from Tenant’s employees, enter the Premises for the purpose of retrieving therefrom personal property of such employees, provided, Landlord shall have no obligation to do so.

(g)      Exercise any and all other remedies available to Landlord in this Lease, at law or in equity.

Section 8.3      Duty to Relet or Mitigate. Notwithstanding anything contained herein to the contrary, Tenant and Landlord agree that Landlord shall use commercially reasonable efforts to relet the Premises or otherwise mitigate damages under this Lease. However, Tenant agrees that Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished, because of Landlord’s failure to relet the Premises after using commercially reasonable efforts, or Landlord’s failure to collect rent due with respect to such reletting. Landlord and Tenant agree that any such duty to mitigate shall be satisfied and Landlord shall be deemed to have used commercially reasonable efforts to fill the Premises by doing the following: (a) posting a “For Lease” sign on the Premises; (b) advising Landlord’s leasing agent of the availability of the Premises; and (c) advising at least one outside commercial brokerage entity of the availability of the Premises; provided, however, that Landlord shall not be obligated to relet the Premises before leasing any other unoccupied portions of the Project and any other property under the ownership or control of Landlord, if Landlord receives any payments from the reletting of the Premises, any such payment shall first be applied to any costs or expenses incurred by Landlord as a result of Tenant’s Default under this Lease.

Section 8.4      Reentry. If Tenant fails to allow Landlord to reenter and repossess the Premises, Landlord shall have full and free license to enter into and upon the Premises with process of law for the purpose of repossessing the Premises, expelling or removing Tenant and any others who may be occupying or otherwise within the Premises, removing any and all property therefrom and changing all door locks of the Premises. Landlord may take these actions without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, without accepting surrender of possession of the Premises by Tenant, and without incurring any liability for any damage resulting therefrom, including without limitation any liability arising under applicable state law and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law or in equity, Tenant hereby waiving any right to claim damage for such reentry and expulsion, including without limitation any rights granted to Tenant by applicable state law, unless such damage is due to the gross negligence or willful misconduct of Landlord.

Section 8.5     Rights of Landlord in Bankruptcy. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the expiration or termination of this Lease or the termination of Tenant’s right of occupancy, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Section 8.5. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

Section 8.6     Waiver of Certain Rights. Tenant hereby expressly waives any and all rights Tenant may have under applicable state law to its right to redeem the Premises or otherwise recover possession of the Premises after a termination of this Lease or Tenant’s right of possession hereunder pursuant to Section 8.2 herein.

Section 8.7      NonWaiver. Failure on the part of Landlord to complain of any action or nonaction on the part of Tenant, no matter how long the same may continue, shall not be deemed to be a waiver by Landlord of any of its rights under this Lease. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by Landlord shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by Landlord to or of any action by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant.

Section 8.8     Holding Over. In the event Tenant remains in possession of the Premises after the expiration or termination of this Lease without the execution of a new lease, then Tenant, at Landlord’s option, shall be deemed to be occupying the Premises as a tenant at will at a base rental equal to one hundred fifty percent (150%) of the then applicable Base Rent, and shall otherwise remain subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at will, including without limitation the payment of all other Rent; provided, however, nothing contained herein shall require Landlord to give Tenant more  than thirty (30) days prior written consent to terminate Tenant’s tenancy-at-will. No holding over by Tenant after the expiration or termination of this Lease shall be construed to extend or renew the Term or in any other manner be construed as permission by Landlord to hold over. Tenant shall not be liable hereunder for any indirect, special, consequential or punitive damages.

Section 8.9     Abandonment of Personal Property. Any personal property left in the Premises or any personal property of Tenant left about the Project at the expiration or termination of this Lease, the termination of Tenant’s right to occupy the Premises or the abandonment, desertion or vacating of the Premises by Tenant, shall be deemed abandoned by Tenant and may, at the option of Landlord, be immediately removed from the Premises or such other space by Landlord and stored by Landlord at the full risk, cost and expense of Tenant. Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. In the event Tenant does not reclaim any such personal property and pay all costs for any storage and moving thereof within thirty (30) days after the expiration or termination of this Lease, the termination of

Tenant’s right to occupy the Premises or the abandonment, desertion or vacating of the Premises by Tenant, Landlord may dispose of such personal property in any way that it deems proper. If Landlord shall sell any such personal property, it shall be entitled to retain from the proceeds the amount of any Rent or other expenses due Landlord, together with the cost of storage and moving and the expense of the sale. Notwithstanding anything contained herein to the contrary, in addition to the rights provided herein with respect to any such property, Landlord shall have the option of exercising any of its other rights or remedies provided in the Lease or exercising any rights or remedies available to Landlord at law or in equity.

ARTICLE IX

Section 9.1      Transfers. Tenant shall not, by operation of law or otherwise, (a) assign, transfer, mortgage, pledge, hypothecate or otherwise encumber this Lease, the Premises or any part of or interest in this Lease or the Premises, (b) grant any concession or license within the Premises, (c) sublet all or any part of the Premises or any right or privilege appurtenant to the Premises, or (d) permit any other party to occupy or use all or any part of the Premises (collectively, a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. This prohibition against a Transfer includes, without limitation, (i) any subletting or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other change of Tenant’s corporate or proprietary structure; (ii) an assignment or subletting to or by a receiver or trustee in any federal or state bankruptcy, insolvency, or other proceedings; (iii) the sale, assignment or transfer of all or substantially all of the assets of Tenant with or without specific assignment of Lease;  or (iv) the change in control in a partnership. If Tenant requests Landlord’s consent to any Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; a copy of the proposed sublease or assignment agreement; banking, financial and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant’s transferee shall assume all of Tenant’s obligations under this Lease in a writing satisfactory to Landlord, and Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfer. While the Premises or any part thereof are subject to a Transfer and if Tenant is in default beyond the expiration of any applicable notice and cure periods hereunder, Landlord may collect directly from such transferee all rents or other sums relating to the Premises becoming due to Tenant or Landlord and apply such rents and other sums against the Rent and any other sums payable hereunder. If the aggregate rental, bonus or other consideration paid by a transferee for any such space exceeds the sum of (y) Tenant’s Rent to be paid to Landlord for such space during such period and (z) Tenant’s costs and expenses actually incurred in connection with such Transfer, including reasonable brokerage fees, reasonable costs of finishing or renovating the space affected and reasonable cash rental concessions, which costs and expenses are to be amortized over the term of the Transfer, then fifty percent (50%) of such excess shall be paid to Landlord within fifteen (15) days after such amount is earned by Tenant. Such arrearage amounts in the case of a sublease shall be calculated and adjusted (if necessary) on a Lease Year (or partial Lease Year) basis, and there shall be no cumulative adjustment for the Term. Landlord shall have the right to audit Tenant’s books and records relating to the Transfer. In the event that Tenant is in default beyond the expiration of any applicable notice and cure periods, Tenant authorizes its transferees to make payments of rent and any other sums due and payable, directly to Landlord upon receipt of notice from Landlord to do so. Any attempted Transfer by Tenant in violation of the terms and covenants of this Article IX shall be void. In the event that Tenant requests that Landlord consider a sublease or assignment hereunder, Tenant shall pay (i) Landlord’s reasonable and documented expenses, not to exceed Five Hundred and 00/100 Dollars ($500.00) per transaction, actually incurred in connection with the consideration of such request, and (ii) all reasonable attorneys’ fees and costs incurred by Landlord in connection with the consideration of such request or such sublease or assignment.

Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet the Premises without Landlord’s consent (i) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (ii) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; (iii) in connection with the sale of all or substantially all of the assets of Tenant (a “Permitted Transferee”), so long as Tenant provides evidence to Landlord in writing that such assignment or sublease complies with the criteria set forth in (i), (ii) or (iii) above and provided the following conditions are met: (1) if Tenant does not remain in existence as a separate legal entity following the transfer, the net worth of the transferee is equal to or greater than $50,000,000.00, (2) if Tenant remains in existence as a separate legal entity following the transfer, it shall not be released from liability under this Lease, (3) the transferee shall assume in a writing delivered to Landlord all of Tenant’s obligations under the Lease effective upon the consummation of the transfer, and (4) Tenant shall give written notice to Landlord of the proposed transfer at least fifteen (15) days in advance of the consummation thereof.

Section 9.2     Assignment by Landlord. Landlord shall have the right at any time to sell, transfer or assign, in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties, obligations or interests in this Lease or in the Premises, the Building, the Land, the Project and all other property referred to herein, without the prior consent of Tenant, and such sale, transfer or assignment shall be binding on Tenant. After such sale, transfer or assignment, Tenant shall attorn to such purchaser, transferee or assignee, and Landlord shall be released from all liability and obligations under this Lease accruing after the effective date of such sale, transfer or assignment.

Section 9.3      Limitation of Landlord’s Liability. Any provisions of this Lease to the contrary notwithstanding, Tenant hereby agrees that no personal, partnership or corporate liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord or any of Landlord’s Related Parties or any mortgagee for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in and to the Project. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. In no event shall Landlord be liable to Tenant, or any interest of Landlord in the Project be subject to execution by Tenant, for any indirect, special, consequential or punitive damages.

ARTICLE X.

Section 10.1      Subordination. This Lease shall be subject and subordinated at all times to (a) all ground or underlying leases now existing or which may hereinafter be executed affecting the Project, and (b) the lien or liens of all mortgages and deeds of trust in any amount or amounts whatsoever now or hereafter placed on the Project or Landlord’s interest or estate therein or on or against such ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof and to each advance made or hereafter to be made thereunder; provided, however, that this Lease shall not be subordinate to any ground lease or mortgage entered into after the Effective Date of this Lease unless and until Landlord provides to Tenant a subordination, non‑disturbance and attornment agreement (“SNDA”) in favor of Tenant, which SNDA shall be reasonably acceptable to Tenant. Tenant shall execute and deliver upon demand any instruments, releases or other documents requested by any lessor or mortgagee for the purpose of subjecting and subordinating this Lease to such ground leases, mortgages or deeds of trust, provided Tenant receives an SNDA.  Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, only upon such party’s request and at such party’s sole discretion but not otherwise. Notwithstanding such attornment, Tenant agrees that any such successor in interest shall not be (a) liable for any act or omission of, or subject to any rights of setoff, claims of defenses otherwise assertable by Tenant against any prior owner of the Project (including without limitation, Landlord), (b) bound by any rents paid more than one (1) month in advance to any prior owner, (c) liable for any Security Deposit not paid over to such successor by Landlord, and (d) if such successor is a mortgagee whose address has been previously given to Tenant, bound by any material modification, material amendment, extension or cancellation of the Lease not consented to in writing by such mortgagee, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall execute all such agreements confirming such attornment as such party may reasonably request. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any mortgagee or lessor under a lien instrument or lease covering the premises whose address has been given to Tenant, and affording such mortgagee or lessor a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding the generality of the foregoing, any mortgagee or ground lessor may at any time subordinate any such deeds of trust, mortgages, other security instruments or ground leases to this Lease on such terms and conditions as such mortgagee or ground lessor may deem appropriate.

Section 10.2    Estoppel Certificate or Three-Party Agreement. Tenant agrees within ten (10) days following request by Landlord, to execute, acknowledge and deliver to Landlord, certifying (i) that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification (ii) the date to which the Rent and other charges are paid in advance, if any, (iii) whether there are, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or so specifying such defaults, if any, as are claimed.

Section 10.3     Notices.  Any notice, request, approval, consent or other communication required or contemplated by this Lease must be in writing, unless otherwise in this Lease expressly provided, and may be given or be served by depositing the same in the United States Postal Service, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to such party (or, in case of a corporate party, to an officer of such party), or by prepaid telegram or express overnight mail service, when appropriate, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be effective from and after three (3) days (exclusive of Saturdays, Sundays and postal holidays) after such deposit. Notice given in any other manner shall be effective only if and when delivered to the party to be notified or at such party’s address for purposes of notice as set forth herein. For purposes of notice the addresses of the parties shall, until changed as herein provided, be as provided on the first page of this Lease; provided, that any notices sent to Landlord will only be effective if copies thereof are simultaneously sent to Paragon Centre Holdings, LLC, 6060 Dutchmans Lane, Suite 100, Louisville, Kentucky 40205, Attention: Mr. David Nicklies; and provided, that any notices sent to Tenant will only be effective if copies thereof are simultaneously sent to the attention of Tenant at 6040 Dutchmans Lane, Louisville, Kentucky 40205, Attention: Legal Department. The parties hereto shall have the right from time to time to change their respective addresses by giving at least fifteen (15) days’ written notice to the other party in the manner set forth in this Section 10.3.

ARTICLE XI

Section 11.1     Right to Relocate Tenant. [Intentionally Omitted]

Section 11.2    Rights and Remedies Cumulative. The rights and remedies of Landlord under this Lease shall be nonexclusive and each right or remedy shall be in addition to and cumulative of all other rights and remedies available to Landlord under this Lease or at law or in equity. Pursuit of any right or remedy shall not preclude pursuit of any other rights or remedies provided in this Lease or at law or in equity, nor shall pursuit of any right or remedy constitute a forfeiture or waiver of any Rent due to Landlord or of any damages accruing to Landlord by reason of the violation of any of the terms of this Lease.

Section 11.3     Legal Interpretation. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state in which the Building is located and the United

States. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Lease, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. All obligations of either party hereunder not fully performed as of the expiration or termination of the Term of this Lease shall survive the expiration or termination of the Term of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. Article and section titles and captions appearing in this Lease are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease. No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. This Lease is for the sole benefit of Landlord and Tenant, and, without the express written consent thereto, no third party shall be deemed a third party beneficiary hereof. Tenant agrees that this Lease supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Lease or the Premises and that this Lease, including written extrinsic documents referred to herein, is the entire agreement of the parties, and that there are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease or the Premises. It is likewise agreed that this Lease may not be altered, amended, changed or extended except by an instrument in writing signed by both Landlord and Tenant. The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or because such party or its counsel is the draftsman of this Lease. All references to days in this Lease and any Exhibits or Addenda hereto mean calendar days, not working or business days, unless otherwise stated.

Section 11.4     Tenant’s Authority. Both Tenant and the person executing this Lease on behalf of Tenant warrant and represent unto Landlord that (a) Tenant is a duly organized and validly existing legal entity, in good standing and qualified to do business in the state in which the Building is located, with no proceedings pending or contemplated for its dissolution or reorganization, voluntary or involuntary, (b) Tenant has full right, power and authority to execute, deliver and perform this Lease, (c) the person executing this Lease on behalf of Tenant is authorized to do so, (d) upon execution of this Lease by Tenant, this Lease shall constitute a valid and legally binding obligation of Tenant, and (e) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of the matters set forth in this Section.

Section 11.5      No Brokers. Landlord and Tenant warrant and represent to the other that it has not dealt with any real estate broker and/or salesman in connection with the negotiation or execution of this Lease and no such broker or salesman has been involved in connection with this Lease, and each party agrees to defend, indemnify and hold harmless the other party from and against any and all costs, expenses, attorneys’ fees or liability for any compensation, commission and charges claimed by any real estate broker and/or salesman (other than the aforesaid brokers) due to acts of such party or such party’s representatives.

Section 11.6     Consents by Landlord. In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, except as specifically provided in this Lease, such consent must be in writing and the matter of whether to grant such consent or permission shall be within the sole and exclusive judgment and discretion of Landlord, and it shall not constitute any nature of breach by Landlord under this Lease or any defense to the performance of any covenant, duty or obligation of Tenant under this Lease that Landlord delayed or withheld the granting of such consent or permission, whether or not the delay or withholding of such consent or permission was prudent or reasonable or based on good cause unless this Lease specifically provides that Landlord’s consent shall not be unreasonably withheld or delayed.

With respect to any provision of this Lease which provides that Tenant shall obtain Landlord’s prior consent or approval, Landlord may withhold such consent or approval for any reason at its sole discretion, unless the provision specifically states that the consent or approval will not be unreasonably withheld.

With respect to any provision of this Lease which provides that Landlord shall not unreasonably withhold or unreasonably delay any consent or any approval, Tenant, in no event, shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval, unless Landlord has acted in an arbitrary and capricious manner; but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

Section 11.7      Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

Section 11.8      Independent Covenants. The obligation of Tenant to pay Rent and other monetary obligations provided to be paid by Tenant under this Lease and the obligation of Tenant to perform Tenant’s other covenants and duties under this Lease constitute independent, unconditional obligations of Tenant to be performed at all times provided for under this Lease, save and except only when an abatement thereof or reduction therein is expressly provided for in this Lease and not otherwise, and Tenant acknowledges and agrees that in no event shall such obligations, covenants and duties of Tenant under this Lease be dependent upon the condition of the Premises or the Project, or the performance by Landlord of its obligations hereunder.

Section 11.9      Attorneys’ Fees and Other Expenses. In the event either party hereto defaults in the faithful performance or observance of any of the terms, covenants, provisions, agreements or conditions contained in this Lease, the party in default shall be liable for and shall pay to the nondefaulting party all expenses incurred by such party in enforcing any of its remedies for any such default, and if the nondefaulting party places the enforcement of all or any part of this Lease in the hands of an attorney, the party in default agrees to pay the nondefaulting party’s reasonable attorneys’ fees in connection therewith.

Section 11.10     Recording. Neither Landlord nor Tenant shall record this Lease, but a short-form memorandum hereof may be recorded at the request of Landlord or Tenant.

Section 11.11    Disclaimer; Waiver of Jury Trial. LANDLORD AND TENANT EXPRESSLY ACKNOWLEDGE AND AGREE, AS A MATERIAL PART OF THE CONSIDERATION FOR LANDLORD’S ENTERING INTO THIS LEASE WITH TENANT, THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, LANDLORD HAS MADE NO WARRANTIES TO TENANT AS TO THE USE OR CONDITION OF THE PREMISES OR THE PROJECT, EITHER EXPRESS OR IMPLIED, AND LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES OR THE PROJECT ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE OR ANY OTHER WARRANTY (EXPRESS OR IMPLIED) REGARDING THE PREMISES OR THE PROJECT. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE NO, AND SHALL NOT BE ANY, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS LEASE, ALL SUCH OTHER EXPRESS OR IMPLIED WARRANTIES IN CONNECTION HEREWITH BEING EXPRESSLY DISCLAIMED AND WAIVED.

LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAS EXECUTED THIS LEASE.

Section 11.12      No Access to Roof. Tenant shall have no right of access to the roof of the Premises or the Building, except as set forth in Special Stipulation No. 3 of Exhibit C attached hereto.

Section 11.13      Parking. Tenant’s occupancy of the Premises shall initially include the use of up to fourteen (14) parking spaces (based on a ratio of 4.0 parking spaces per 1,000 rentable square feet) which shall be used in common with other tenants, invitees and visitors of the Building. Tenant shall have the right to park in the Building parking facilities in common with other tenants of the Building upon such terms and conditions, including the imposition of a reasonable parking charge, if the same is established by Landlord at any time during the Term of this Lease. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming overburdened and to allocate and assign parking spaces among Tenant and other tenants, and to reconfigure the parking area and modify the existing ingress to and egress from the parking area as Landlord shall deem appropriate.

Section 11.14      No Accord or Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

Section 11.15     Acceptance. The submission of this Lease by Landlord does not constitute an offer by Landlord or other option for, or restriction of, the Premises, and this Lease shall only become effective and binding upon Landlord, upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

Section 11.16     Waiver of Counterclaim. Tenant hereby waives the right to interpose any counterclaim of whatever description in any summary proceeding.

Section 11.17     Time Is of the Essence. Time is of the essence of this Lease. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

Section 11.18     Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 11.19      Execution and Delivery of Lease. This Lease shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

Section 11.20     Real Estate Investment Trust.  During the Term of this Lease, should a real estate investment trust become Landlord hereunder, all provisions of this Lease shall remain in full force and effect except as modified by this paragraph. If Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) increase the monetary obligations of Tenant pursuant to this Lease or (b) in any other manner adversely affect Tenant’s interest in the Premises.

[Signatures Follow]

IN TESTIMONY WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD
PARAGON CENTRE HOLDINGS, LLC, a Kentucky limited liability company

By:	/s/ David W. Nicklies
David W. Nicklies, Manager

Date:	December 10, 2012

TENANT
TEXAS ROADHOUSE HOLDINGS LLC, a Kentucky limited liability company
By:	Texas Roadhouse, Inc., a Delaware corporation, its Manager

By:	/s/ Scott M. Colosi
Scott M. Colosi, President

Date:	December 11 2012

EXHIBIT A

LEGAL DESCRIPTION OF ONE PARAGON CENTRE LAND

Being a portion of Tract I conveyed to Louisville Dutchmans Lane Associates, Ltd. as recorded in Deed Book 5533, Page 288 in the Office of the County Court Clerk of Jefferson County, Kentucky; and more particularly described as follows:

Beginning at the northern most corner of Tract C as conveyed to Louisville Dutchmans Lane Associates, Ltd. as recorded in Deed Book 5396, Page 960 in the aforesaid clerk’s office, said point being in the southerly right‑of‑way line of Dutchmans Lane; thence with Dutchmans Lane, South 54 degrees 52 minutes 12 seconds West, 73.00 feet to the true point of beginning; thence leaving Dutchmans Lane, South 70 degrees 48 minutes 13 seconds East, 125.16 feet to a point; thence South 35 degrees 07 minutes 48 seconds East, 22.00 feet to a point; thence South 53 degrees 03 minutes 20 seconds East, 164.96 feet to a point; thence South 59 degrees 14 minutes 14 seconds East, 301.59 feet to a point in the north right‑of‑way of the Watterson Expressway 1‑264, thence with said right‑of‑way line South 32 degrees 07 minutes 00 seconds West, 128.24 feet to a point; thence South 53 degrees 44 minutes 40 seconds West, 248.53 feet to a point; thence leaving said right‑of‑way North 47 degrees 17 minutes 46 seconds West, 243.59 feet to a point; thence North 05 degrees 50 minutes 34 seconds West 34.25 feet to a point; thence North 50 degrees 50 minutes 16 seconds West, 5.34 feet to a point; thence with the arc of a curve to the left having a radius of 11.00 feet and a chord of North 73 degrees 20 minutes 26 seconds West, 8.43 feet to a point; thence South 84 degrees 09 minutes 25 seconds West, 62.44 feet to a point; thence North 50 degrees 50 minutes 34 seconds West, 24.00 feet to a point; thence North 39 degrees 09 minutes 26 seconds East, 18.32 feet to a point; thence with the arc of a curve to the left having a radius of 12.00 feet and a chord of North 06 degrees 36 minutes 16 seconds West, 17.20 feet to a point; thence with the arc of a curve to the right having a radius of 867.00 feet and a chord of North 48 degrees 27 minutes 20 seconds West, 118.26 feet to a point; thence North 46 degrees 11 seconds 52 minutes West, 112.93 feet to a point; thence North 35 degrees 07 minutes 48 seconds West, 31.00 feet to a point in the southerly right‑of‑way line of Dutchmans Lane; thence North 54 degrees 52 minutes 12 seconds East, 245.07 feet to the true point of beginning containing approximately 4.475 acres.

EXCEPTING THEREFROM that certain parcel conveyed to the Commonwealth of Kentucky by Deed of Conveyance dated June 28, 1989, and recorded in Deed Book 5 876 Page 90 in the Office of the Clerk of the County Clerk of Jefferson County, Kentucky, and further described as follows:

BEGINNING at a point in the existing access control and right of way line, said point being the Grantor’s east property corner, 11.56 feet left of Ramp 7 Station 721+84.23; thence with said existing access control and right of way line and the Grantor’s southeast property line the following courses: South 33 degrees 21 minutes 23 seconds West (Grantor’s Survey South 32 degrees 07 minute 00 seconds West), 128.24 feet to a point 32.01 feet left of Ramp 7 Station 723+05.85; thence South 54 degrees 59 minutes 03 seconds West (Grantor’s Survey South 53 degrees 44 minutes 40 seconds West), 248.53 feet to the Grantor’ south property comer 3 8.00 feet left of 1‑264 Station 606‑52.59; thence with the Grantor’s southwest property line North 46 degrees 03 minutes 23 seconds West (Grantor’s Survey North 47 degrees 17 minutes 46 seconds West), 66.11 feet to a point with proposed access control and right of way line 101.25 feet left of 1‑264 Station 60633.36; thence with said proposed access control and right of way line the following courses: North 60 degrees 15 minutes 12 seconds East, 166.65 feet to a point 103.00 feet left of Station 608+00.00; North 53 degrees 46 minutes 30 seconds East, 86.28 feet to a point 20.00 feet right of Ramp 7 Station 723+10.00; North 36 degrees 30 minutes 05 seconds East, 116.76 feet to a point in the Grantor’s northeast property line 33.05 feet right of Ramp 7 Station 721+87.12; thence with said northeast property line South 57 degrees 59 minutes 51 seconds East (Grantor’s Survey South 59 degrees 14 seconds East), 44.70 feet to the point of beginning containing approximately .0449 acre.

EXHIBIT B

FLOORPLAN of PREMISES

EXHIBIT C

SPECIAL STIPULATIONS

These Special Stipulations are hereby incorporated into this Lease and in the event that they conflict with any provisions of this Lease, these Special Stipulations shall control.

1.            Extension Option.

(a)     So long as this Lease is in full force and effect and Tenant is not in default beyond any applicable notice and cure period in the performance of any of the covenants or terms and conditions of this Lease at the time of notification to Landlord or at the time of commencement of the Extension Period, as that term is hereinafter defined, Tenant shall have the option (the “Extension Option”) to extend the Term for the entire Premises for two (2) additional periods of six (6) years each (each, an “Extension Period”), which Extension Period shall commence upon the expiration of the initial Term upon the same terms and conditions of this Lease, except that the Base Rent shall increase annually by three percent (3%).

(b)     Tenant shall accept the Premises in their existing condition (on an “as is” basis) upon the commencement of the Extension Period(s) and Landlord shall have no obligation to grant or pay any allowance, abatement or concession of any kind with respect to the Premises. Tenant shall have no option to renew or extend this Lease beyond the expiration of the Extension Period(s).

(c)     The Extension Option(s) is personal to Tenant and to any Permitted Transferee; furthermore, in the event of an assignment of this Lease to a party other than a Permitted Transferee or a sublease to a party other than a Permitted Transferee by Tenant of more than fifty percent (50%) of the Premises, the Extension Option(s) shall become null and void and of no further force or effect.

2.            Signage.

So long as Tenant is not in default under this Lease past applicable notice and cure periods, Tenant shall have the right to install and maintain, at its sole cost and expense, signage depicting Tenant’s identification logo and name on the existing monument sign located between the Building and One Paragon Centre:

(a)     The location, design, construction, size, font of lettering, method of attachment and all other aspects of such signage shall be subject to Landlord’s written consent prior to the fabrication and installation of such signage, which consent shall not be unreasonably withheld or delayed and such signage must also comply with all applicable rules, regulations, ordinances and laws including, without limitation, zoning ordinances.

(b)     The expense of installing, constructing, maintaining and removing the sign shall be the sole cost and expense of Tenant and shall be paid directly by Tenant. Tenant shall be responsible for all costs and expenses associated with such signage and Tenant shall promptly repair any damage resulting from the installation, construction, maintenance or removal of such signage, normal wear and tear, fire or other casualty excepted.

(c)     Tenant hereby agrees to indemnify and hold Landlord harmless for any cost, expense, loss or other liability associated with the installation, construction, maintenance and removal of the sign.

(d)     The foregoing rights granted to Tenant under this Special Stipulation No. 2 shall be personal to Tenant and to any Permitted Transferee (provided that Landlord shall have prior approval rights over any change in the name on such signage in addition to the approval rights set forth above); furthermore, in the event of any assignment of this Lease to a party other than a Permitted Transferee or subletting of the Premises to a party other than a Permitted Transferee by Tenant of more than fifty percent (50%) of the Premises, Tenant’s signage rights as contained herein shall not be transferable or assignable to such third-party assignee or subtenant. Upon such an assignment of this Lease or subletting by Tenant, this right shall become null and void and of no further force and effect.

(e)     Upon the expiration or earlier termination of this Lease, Tenant shall promptly remove the identification signage..

EXHIBIT D

WORK LETTER AGREEMENT

A.     Approvals.  Tenant shall be responsible for all work, construction and installation in the Premises, including but not limited to all fixtures, furniture, equipment and other office installations. Such work shall be referred to as “Tenant’s Work,” and shall be at Tenant’s sole cost and expense. Tenant’s Work shall be considered an alteration for purposes of this Lease, and shall be subject to the provisions of Section 6.1 thereof. Prior to commencing Tenant’s Work, Tenant shall submit drawings and specifications for Tenant’s Work to Landlord, showing all aspects of such work, to Landlord for Landlord’s review and approval.  Notwithstanding the review and approval by Landlord of Tenant’s Space Plans and Specifications, Landlord shall have no responsibility or liability in regard to the safety, sufficiency, adequacy or legality thereof and Tenant shall be solely responsible for the compliance of such plans and specifications (and improvements constructed as a result thereof) with all applicable laws and regulations, the architectural completeness and sufficiency thereof and other matters relating thereto.

B.    Insurance. Tenant shall secure, pay for, and maintain, or cause its contractors and subcontractors to secure, pay for, and maintain, during the continuance of construction and fixturing work within the Premises, all of the insurance policies required in the amounts as set forth in the Lease, together with such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities. Tenant shall not commence, nor may it permit its contractors and its subcontractors to commence any work, until all required insurance has been obtained, and, if Landlord requests, until Tenant’s certificates of such insurance have been delivered to Landlord, tenant’s insurance policies shall name the Landlord, and Landlord’s mortgagee(s), if any, as additional insureds. Tenant’s certificates of insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days prior written notice to Landlord. Landlord shall have the right to require Tenant, and Tenant shall have the duty, to stop work in the Premises immediately if any of the coverage Tenant is required to carry herein lapses during the course of the work, in which event Tenant’s Work may not be resumed until the required insurance is obtained and satisfactory evidence of same is provided to Landlord.

EXHIBIT E

BUILDING RULES AND REGULATIONS

1.     Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be used for the disposal of trash, be obstructed by Tenant or be used by Tenant for any purpose other than ingress and egress to and from the Premises and for going from one part of the Building to another part of the Building.

2.     Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant shall be paid by such Tenant and Landlord shall not in any case be responsible therefor.

3.     Signs, advertisements, or notices visible in or from public corridors or from outside the Building shall be subject to Landlord’s prior written approval. Without Landlord’s prior consent, no nails, hooks, or screws shall be driven or inserted into any part of the Building, and no curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4.     With respect to work being performed by Tenant in the Premises, Tenant shall refer all contractors, contractors’ representatives, and installation technicians rendering any service to Tenant to Landlord for Landlord’s supervision and approval before the performance of any contractual services. This provision shall apply to all work performed in the Building, including, but not limited to, installations of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, and other physical portions of the Building.

5.     Movement in or out of the Building of furniture, office equipment, safes and other heavy equipment, or the dispatch or receipt by Tenant of any bulky material or merchandise, or materials which require use of elevators or stairways or movement through the Building entrances or lobby, shall be restricted to such hours as Landlord designates. All such movement shall be under the supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Such prearrangement, to be initiated by Tenant, will include determination by Landlord as to the time, method, and routing of such movement and as to limitations for safety or other concerns. Tenant assumes all risks of damage to articles moved and injury to persons engaged or not engaged in such movement. Tenant shall be liable to personnel of Landlord damaged or injured as a result of acts in connection with carrying out this service for Tenant, and Landlord shall not be liable for the acts of any person engaged in, or any damage or loss to any property or persons resulting from any act in connection with, such service performed for Tenant.

6.    Building management shall have the right and authority to prescribe the maximum weight and position of safes and other heavy equipment, which may overstress any portion of a floor. All damages done to the Building by taking in or putting out any property of Tenant, or done by Tenant’s property while in the Building, shall be repaired at the expense of Tenant.

7.     Corridor doors, when not in use, shall be kept closed.

8.     Tenant space visible from a public area must be kept neat and clean.

9.     Should Tenant require telegraphic, telephonic, annunciation, or other communication services, Landlord will direct the electricians as to where and how wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct. Electric current shall not be used for power or heating without Landlord’s prior written permission.

10.     No animals shall be brought into or kept in, on, or about the Building.

11.     All routine deliveries to the Premises during 8:00 a.m. to 5:00 p.m. weekdays shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons, unless an exception is approved by the Building management office.

12.     All freight elevator lobbies are to be kept neat and clean. The disposal of trash or storage of materials in these areas by Tenant is prohibited.

13.     Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Premises. Landlord shall adjust thermostats as required to maintain the Building standard temperature. Landlord requests that all window blinds remain down and tilted at a 45-degree angle toward the street to help maintain comfortable room temperatures and conserve energy.

14.     Tenant will comply with all security procedures during business hours and after hours and on weekends.

15.     Tenants are requested to lock all office doors leading to corridors and to turn out all lights at the close of their working day.

16.     All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by 4:00 p.m. on the preceding business day.

17.     No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and Tenant shall comply with all applicable building and fire codes relating thereto.

18.     Tenant may not place any items on the balconies of the Building without obtaining Landlord’s prior written consent.

19.     No smoking shall be permitted in the Premises. Smoking shall only be permitted in areas expressly designated by Landlord from time to time.

20.     Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its good faith judgment shall from time to time be needed for the safety, protection, care and cleanliness of the Property, the operation thereof, the preservation of good order therein, and the protection and comfort of the tenants and their agents, employees, and invitees, which rules and regulations, when made and written notice thereof is given to Tenant, shall be binding upon Tenant in like manner as if originally herein prescribed.